SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement ("Agreement") is made by and between Kevin B. McQuade ("McQuade") and Promos, Inc. and OmniCorder Technologies, Inc., now doing business as Advanced BioPhontonics Inc., (which, together with its former and existing parents, subsidiaries, predecessors, successors, assigns, affiliates and all other representatives, shall be referred to collectively as "OmniCorder"). McQuade and OmniCorder are referred to collectively as "the Parties".

WHEREAS, there is now pending an action in the United States District Court for the District of New Jersey, captioned Kevin B. McQuade v. Promos, Inc. and OmniCorder Technologies, Inc., No. 3:04-cv-01072 (the "Action");

WHEREAS, OmniCorder is a corporation organized and existing under the law of the State of Delaware with its principal place of business at 125 Wilbur Place Suite 120, Bohemia, NY 11716;

WHEREAS, OmniCorder is a corporation that manufactures, markets and sells, both domestically and internationally, advanced medical imaging technology for the diagnosis and management of a large variety of diseases;

WHEREAS, McQuade is an individual resident of the State of New Jersey with a principal residence at 4 Applewood Drive, Hopewell, New Jersey;

WHEREAS, McQuade was OmniCorder's Chief Financial Officer from October 1998 until his resignation on February 3, 2003;

WHEREAS McQuade was also member of OmniCorder's Board of Directors until at least April 2003;

WHEREAS, on March 8, 2004, McQuade commenced the Action, alleging generally the existence and breach of: an alleged employment agreement between McQuade and OmniCorder and the breach of a Stock Option Agreement between McQuade and OmniCorder;

WHEREAS, OmniCorder has denied these allegations; and

WHEREAS, in order to avoid the possible future costs, burdens or distractions of litigation, McQuade and OmniCorder now desire, and through the execution of the Agreement intend, to dispose of and resolve all disputes, claims, issues and differences between them which have arisen or could have arisen in the Action, and any and all actual or implied claims, demands or causes of action which McQuade could have asserted against OmniCorder (as hereinafter defined) in connection with the Action; and

NOW THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth below, the adequacy and sufficiency of which are hereby expressly acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

1. McQuade will receive the sum of $220,000.00 as a full and final settlement of the Action. ("Settlement Amount").

2. The Settlement Amount shall be paid as follows: (a) $30,000.00 shall be paid to counsel for McQuade within five business days of the execution of this Agreement ("Initial Settlement Payment") to be held in escrow until the filing of the dismissal described in ¶

3; (b) the sum of $70,000 shall be paid to counsel for McQuade either, in OmniCorder's sole and exclusive discretion, as one payment to be made within five business days upon completion of any single financing received by OmniCorder of $1,400,000 of gross proceeds or more or, in the event of OmniCorder's receipt of financing of less than $1,400,000 of gross proceeds, in multiple payments based upon a percentage, calculated by dividing the amount of the interim funding by the total financing amount of $2,000,000 and multiplying that percentage by $100,000 (*e.g.* if, hypothetically, OmniCorder were to receive two interim financings of $700,000 (GP) each, the calculation for each interim payment to McQuade would be as follows: $700,000/$2,000,000 = .35 x $100,000 = $35,000, resulting in total payments of $70,000 to McQuade under this section), of any interim financing(s) received by OmniCorder, to be made within five business days of receipt of such interim financing(s) (the "Second Settlement Payment); and (c) the additional sum of $120,000.00 shall be paid to McQuade in twelve (12) monthly installments of $10,000.00 (the "Monthly Installment Payments"), to be paid on the fifteenth (15th) of each month (the "Monthly Due Date"), beginning no sooner than thirty (30) days after completion of the Second Settlement Payment or the date of the final payment of the $70,000 referenced above. (Collectively (a), (b) and (c) are referred to as the "Settlement Payments").

3. Upon execution of the Agreement, OmniCorder shall provide written monthly reports to McQuade's counsel regarding the status of the interim financing(s) referenced in ¶2(b) above.

4. Within five business days of McQuade receiving the Initial Settlement Payment, McQuade shall cause to be filed such documents necessary to have the Action dismissed with prejudice, subject to the terms and conditions of the Agreement.

5. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the Parties hereby unconditionally releases and forever discharges the other from all, and all manner of actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law or in equity arising out of or related to the Action, only.

6. In the event that (a) the Second Settlement Payment is not received by McQuade within fifteen business days of OmniCorder's receipt of any single financing or interim financing(s) as set forth in ¶ 2(b) above; (b) the financing referenced in ¶ 2(b) above is aborted or unsuccessful, or (c) any of the Monthly Installment Payments set forth in ¶ 2(c) above are not received by McQuade within thirty (30) days of the Monthly Due Date, McQuade shall have the right to elect, upon written notice in accordance with the provisions of ¶18 below, to have all sums then due and owing to McQuade under the Agreement become immediately due and payable to him. All reasonable attorneys' fees incurred by McQuade in the enforcement of the terms of this Agreement for a breach of the provisions set forth in this paragraph shall be paid by OmniCorder.

7. The Parties acknowledge that they each expressly understand that this Agreement and the settlement it represents (a) are entered into solely for the purpose of avoiding

any possible future expenses, the burdens or distractions of litigation and (b) in no way constitute an admission by any party hereto of any liability or wrong doing of any kind to the other party.

8. McQuade acknowledges, understands and agrees that OmniCorder is not providing tax, accounting or legal advice and that OmniCorder makes no representations regarding tax obligations or consequences related to or arising from this Agreement.

9. McQuade represents and warrants that he is the sole owner of all of McQuade's Claims and causes of action, that he is relinquishing them by executing the Agreement and that no other persons or entities have any interest in McQuade's Claims and causes of action.

10. This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and the Settlement Agreement shall supersede any prior written or oral agreements, understandings or arrangements between McQuade and OmniCorder. This Settlement Agreement may not be amended, altered or modified in a writing signed by the Parties.

11. Except as set forth in paragraph 5 above, each Party shall be responsible for its own costs expenses and attorney's fees incurred in connection with this dispute and the negotiation of this Agreement.

12. The Parties acknowledge that they are executing and delivering this Agreement with full knowledge of any and all rights which they may have with respect to the causes of action herein settled and released. They acknowledge that they were represented by and consulted with counsel of their own choosing to the extent they desired before executing and

delivering the Agreement in order to review the document and McQuade's Claims and causes of action being settled and released hereby, and that they have had a reasonable and sufficient opportunity to do so.

13. The specific terms of this Agreement will be kept confidential and the Parties and their counsel hereto agree not to disclose or publish the terms, conditions, or covenants referred to in this Agreement, except as follows: (i) as is required to comply with any applicable rules, statutes or regulations of any governmental agency; (ii) as is necessary for any auditors and/or accountants; and (iii) as may be reasonably necessary to conduct any litigation arising out of or concerning this Agreement.

14. This Agreement shall inure to the benefit of McQuade and OmniCorder, and shall be binding upon their heirs, estates, administrators, executors, representatives, attorneys, predecessors in interest (if any), successors and assigns.

15. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflict of law provisions.

16. The Parties each agree to execute all further and additional documents and to take such other acts necessary under the circumstances to accomplish the purposes set forth in this Agreement.

17. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be declared in a legal forum to be invalid, illegal, ineffective or unenforceable in any respect, such invalidity, illegality, ineffectiveness or unenforceability shall

not affect any other provision of this Agreement which Agreement shall remain in full force and effect, be valid and binding upon all Parties to this Agreement, and each of the provisions of this Agreement shall be enforceable independently of any other provision of this Agreement and independently of any other claim or cause of action.

18. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given (i) upon hand delivery (with confirmation of receipt); (ii) fax (with written confirmation of receipt) provided that a copy is sent by registered mail, return receipt requested; or (iii) receipt by the addressee if sent by nationally recognized overnight delivery service providing proof of delivery and receipt, and, for any (i), (ii), and (iii), using the information set forth below:

For McQuade:

Kevin B. McQuade
4 Applewood Drive
Hopewell, New Jersey 08525

Copy to:

Taylor, Colichio & Silverman, LLP
502 Carnegie Center, Suite 103
Princeton, New Jersey 08540
Attention Robert W. Keddie, III
Telephone: (609) 987-0022
Facsimile: (609) 987-0070

For OmniCorder:

Kevin Healy, Esq.
General Counsel and Secretary
Advanced BioPhotonics Inc.
125 Wilbur Place
Suite 120
Bohemia, NY 11716
Telephone: (631)-244-8244
Facsimile: (631)-244-7960

Copy to:

Greenberg Traurig, LLP
200 Park Avenue

Florham Park, New Jersey 07932
Attention Eric S. Aronson
Telephone: (973) 360-7935
Facsimile: (973) 301-8410

19. This Agreement may be executed in several counterparts, each of which shall be considered to be an original or total copy of this Agreement.

20. This Agreement shall become effective only upon its execution by all Parties hereto. The obligations assumed by the Parties under this Agreement are conditioned upon their receipt in good order of all of documents and consideration set forth above.

21. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT AND THAT THEY FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS AND THAT THEY HAVE EXECUTED THE SAME AND MAKE THE SETTLEMENT AND RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF THEIR OWN FREE WILL.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have each executed this Agreement on the dates set forth below.

KEVIN B. MCQUADE

By: ____________________

PROMOS, INC.

By: ____________________

Title: ____________________

Date: ____________________

OMNICORDER TECHNOLOGIES, INC.

By: ____________________

Title: ____________________

Date: ____________________